Exhibit 10.2

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (“First Amendment”) is made and entered into between City Centre, L.L.C. a Wisconsin Limited Liability Company (hereinafter “Landlord”, and Tower Tech Systems, A Wisconsin Corporation (hereinafter “Tenant”).

WITNESSETH:

WHEREAS, Tenant and Landlord entered into that certain Lease Agreement made as of January 1, 2005 whereby Tenant leases from Landlord the approximately 138,186 square foot of premises located in the City of Manitowoc, County of Manitowoc, State of Wisconsin, know municipally as 101 South 16th Street, Manitowoc, Wisconsin, and more particularly described in the Lease as the “Demised Premises”;

WHEREAS, the initial Term of the Lease currently expires on December 31, 2009, and there are five (5) separate consecutive additional Renewal Periods of five (5) years each; and

WHEREAS, Landlord and Tenant agree to extend the initial Lease Term for a period of five (5) years expiring December 31, 2014 (initial lease term); and to retain the existing five (5) separate options to extend the Term of the Lease for five (5) separate consecutive additional Renewal Periods of five (5) years each, and otherwise amend other provisions of the Lease as provided herein.

NOW, THEREFORE, In consideration of the mutual promises, covenants and agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties agree to amend the Lease as follows:

1.               The recitals set forth above are incorporated herein as true and correct.

2.               Landlord and Tenant hereby agree that the current Term of the Lease is hereby extended for a period of five (5) years, and shall hereafter expire on December 31, 2014.  Landlord and Tenant hereby agree that the Rent is currently Thirty-Three thousand, three-hundred nineteen dollars and eighty-three cents ($33,319.83) per month, and shall be increased throughout the remainder of the Term as herein set forth:

a.               Per listed item #3 (RENTAL) of the Lease the Tenant shall pay to the Landlord at 100 Maritime Drive, Suite 3C (Address Change), Manitowoc, Wisconsin, 54220, or at such other place as the Landlord shall from time to time designate in writing, rental increases as computed as follows:

Effective Date	Bldg/Area	Sq. Ft.	$ Per Sq. Ft.
See Orig. Lease	Various	138,186	N/A
12/01/07	#230 (Leeco)	25,159	$3.00
12/01/07	2nd Flr. Office (new)	4,617	$7.00
12/01/07	Total	167,962

Note:  Effective August 1, 2005, the monthly rent through November 30, 2007 was $33,319.83 (excluding the Leeco Steel Bay #230) or annually $399,832.99.  Effective on December 1, 2007, the monthly rent is hereby increased to $42,302.83 or annually to $507,633.96.  The annual revised rent is hereby considered the new “base year rent” which includes 100% of the 2007 Real Estate taxes and insurance.  Deleted from the Lease is any and all calculations based on “additional” Tower production (see item #3).

3.               Item #12 of the Lease is hereby deleted in its entirety.

4.               All of the other terms and conditions of the Lease are hereby reaffirmed and remain in full force and effect.  If there is a conflict between the terms and conditions of the First Amendment and the terms and conditions of the Lease, the terms and conditions of this First Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have fully executed this First Amendment as of this                day of December, 2007.

Landlord:		Tenant:

City Centre, L.L.C.
A Wisconsin Limited Liability Company		Tower Tech Systems, Inc.

By:	/s/ Christopher C. Allie	By:	/s/ Steven A. Huntington
Christopher C. Allie

Title:	Member	Title:	CFO